Petrol Oil and Gas Inc. cordially invites you to view a presentation by its Chairman and CEO Mr. Paul Branagan. in his address to the Independent Petroleum Association of America (IPAA) Small Cap Oil & Gas Investment Symposium (OGIS) at The Westin Diplomat Hotel in Hollywood, Florida. www.ipaa.org

Mr. Branagan's address and accompanying slide presentation can be viewed LIVE - via Webcast at

www.investorcalendar.com/CEPage.asp?ID=100502

8:45 am EST Thursday Feb 9th 2006